Exhibit 99


                 Symbion, Inc. Announces Third Quarter Results;
                   Company Issues Guidance for Full Year 2006


    NASHVILLE, Tenn.--(BUSINESS WIRE)--Oct. 26, 2005--Symbion, Inc. (NASDAQ/NM:SMBI), an owner and operator of surgery centers, announced today results for the third quarter and nine months ended September 30, 2005.
    For the third quarter ended September 30, 2005, revenues increased 28% to $66.4 million compared with $52.0 million for the third quarter ended September 30, 2004. Net income for the third quarter of 2005 increased 27% to $4.2 million compared with $3.3 million for the third quarter of 2004. Earnings per diluted share for the third quarter of 2005 increased 19% to $0.19 compared with $0.16 for the third quarter of 2004. EBITDA less minority interests increased 29% to $11.6 million for the third quarter of 2005 compared with $9.0 million for the third quarter of 2004. Same store net patient service revenue for the third quarter of 2005 increased 4% compared with the same period in 2004. At September 30, 2005, the Company's outstanding indebtedness was $110.0 million with a ratio of debt to total capitalization of 30%.
    The results for the third quarter ended September 30, 2005, were negatively impacted by the indefinite closure in late August 2005 of one facility located in the New Orleans suburb of Metairie and the temporary closing of two facilities located in Hammond and Houma, Louisiana due to Hurricane Katrina. Also impacted by other hurricanes during the third quarter of 2005 were facilities in Wilmington, North Carolina and Houston, Texas. The Company estimates that it lost approximately $1.0 million in revenue, or $0.01 in earnings per diluted share, and 2% of same store net patient service revenue as a result of the closure of these facilities affected by the hurricanes during the third quarter.
    For the nine months ended September 30, 2005, revenues increased 23% to $193.3 million compared with $156.7 million for the same period of 2004. Net income for the nine months ended September 30, 2005, increased 41% to $13.4 million compared with $9.5 million for the nine months ended September 30, 2004. Earnings per diluted share for the nine months ended September 30, 2005, increased 30% to $0.61 compared with $0.47 for the same nine-month period in 2004. EBITDA less minority interests increased 25% to $34.8 million for the nine months ended September 30, 2005, compared with $27.8 million for the same period in 2004. Same store net patient service revenue for the nine months ended September 30, 2005, increased 6% compared with the same period in 2004.
    The results for the nine months ended September 30, 2005, include the impact of the hurricanes in the third quarter as discussed above. The results for the nine months ended September 30, 2004, include an after-tax charge of $448,000, or $0.02 per diluted share, taken in connection with a prepayment of notes in the first quarter of 2004.
    Commenting on the third quarter results, Richard E. Francis, Jr., chairman and chief executive officer of Symbion, said, "We are pleased with our performance in the third quarter. Despite the impact of various hurricanes, we posted solid financial results and profitability. We appreciate the efforts of our physician partners and are extremely grateful for the dedication of our employees, who continue to perform admirably in very difficult circumstances."
    During the third quarter, the Company completed its acquisition of an interest in five surgery centers in Southern California. The Company acquired a majority interest in three surgery centers and a minority interest in two recently opened de novo surgery centers. In addition, as part of the transaction, Symbion acquired a minority interest in a de novo surgery center currently under development.
    Due to the impact of the hurricanes, the Company's previously announced 2005 guidance for revenues of $260 million to $266 million has been revised to $258 million to $264 million. The previously announced guidance for diluted earnings per share of $0.84 to $0.86 has been revised to $0.83 to $0.85. As usual, this guidance does not include any impact from additional future acquisitions.
    The Company also announced its guidance for 2006. The Company expects to achieve revenues for 2006 in the range of $300 million to $305 million and earnings per diluted share for 2006 in the range of $0.99 to $1.02. Same store net patient service revenue growth for the year 2006 is expected to be 5% to 8% over 2005. The Company's guidance does not include the impact from future acquisitions or the Company's implementation on January 1, 2006 of Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment."
    In closing, Mr. Francis added, "As our guidance suggests, we are optimistic about the future of Symbion. We are successfully integrating recent accretive acquisitions, demand for our services remains robust, and we continue to benefit from our reputation for delivering exceptional services to physicians. We plan to focus on these strengths, coupled with an active development pipeline and continued fiscal discipline, all of which bodes well for our physician partners, employees and stockholders."
    The live broadcast of Symbion's third quarter conference call will begin at 9:30 a.m. Eastern Time on October 27, 2005. An online replay of the call will be available for 30 days following the conclusion of the live broadcast. A link for these events can be found on the Company's website at www.symbion.com or at www.earnings.com.

    Symbion, Inc., headquartered in Nashville, Tennessee, owns and operates a network of surgery centers in 22 states. The Company's surgery centers provide non-emergency surgical procedures across many specialties.

    This press release contains forward-looking statements based on management's current expectations and projections about future events and trends that they believe may affect the Company's financial condition, results of operations, business strategy and financial needs. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "will" and similar expressions are generally intended to identify forward-looking statements. These statements, including those regarding the Company's growth and continued success, have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties and other factors that may cause actual results to differ from the expectations expressed in the statements. Many of these factors are beyond the ability of the Company to control or predict. These factors include, without limitation: (i) the Company's dependence on payments from third-party payors, including government health care programs and managed care organizations; (ii) the Company's ability to acquire and develop additional surgery centers on favorable terms; (iii) numerous business risks in acquiring and developing additional surgery centers, including potential difficulties in operating and integrating such surgery centers; (iv) efforts to regulate the construction, acquisition or expansion of health care facilities; (v) the risk that the Company's revenues and profitability could be adversely affected if it fails to attract and maintain good relationships with the physicians who use its facilities; (vi) the Company's ability to comply with applicable laws and regulations, including health care regulations, corporate governance laws and financial reporting standards; (vii) risks related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and future legislation, which could restrict the Company's ability to operate its facilities licensed as hospitals and could adversely impact its reimbursement revenues; (viii) the risk of changes to physician self-referral laws that may require the Company to restructure some of its relationships, which could result in a significant loss of revenues and divert other resources; (ix) the Company's significant indebtedness; (x) the intense competition for physicians, strategic relationships, acquisitions and managed care contracts, which may result in a decline in the Company's revenues, profitability and market share; (xi) the geographic concentration of the Company's operations, which makes the Company particularly sensitive to regulatory, economic and other conditions in certain states; (xii) the Company's dependence on its senior management; (xiii) the Company's ability to enhance operating efficiencies at its surgery centers; and (xiv) other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements contained in this press release, you should not place undue reliance on them. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.




                             SYMBION, INC.
       Unaudited Condensed Consolidated Statement of Operations
               (in thousands, except per share amounts)

                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ------------------  ------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  --------

Revenues                        $66,422   $52,031  $193,254  $156,705
Operating expenses:
 Salaries and benefits           17,762    13,717    49,621    41,036
 Supplies                        12,006    10,324    35,261    31,170
 Professional and medical fees    3,510     2,849    10,316     8,155
 Rent and lease expense           4,488     3,420    12,395     9,859
 Other operating expenses         4,515     4,378    14,138    13,304
                               --------  --------  --------  --------
   Cost of revenues              42,281    34,688   121,731   103,524
 General and
  administrative expense          5,069     4,496    16,377    13,673
 Depreciation and amortization    3,359     2,846     9,619     8,304
 Provision for
  doubtful accounts               1,378       995     3,160     2,524
 Income on equity investments      (233)     (374)     (842)     (861)
 Impairment and loss
  on disposal of
  long-lived assets                 664        --     1,520        16
 Gain on sale of
  long-lived assets                (758)       --    (1,785)     (157)
                               --------  --------  --------  --------
   Total operating expenses      51,760    42,651   149,780   127,023
                               --------  --------  --------  --------
Operating income                 14,662     9,380    43,474    29,682
 Minority interests in income
  of consolidated subsidiaries   (6,453)   (3,246)  (18,285)  (10,204)
 Interest expense, net           (1,408)     (718)   (3,322)   (3,991)
                               --------  --------  --------  --------
Income before income taxes        6,801     5,416    21,867    15,487
Provision for income taxes        2,619     2,084     8,419     5,961
                               --------  --------  --------  --------
Net income                       $4,182    $3,332   $13,448    $9,526
                               ========  ========  ========  ========

Net income per share:
 Basic                            $0.20     $0.16     $0.63     $0.49
                               ========  ========  ========  ========
 Diluted                          $0.19     $0.16     $0.61     $0.47
                               ========  ========  ========  ========

Weighted average number
 of common shares outstanding
 and common equivalent shares:
  Basic                          21,321    20,951    21,237    19,309
  Diluted                        22,075    21,474    21,929    20,075


                             SYMBION, INC.
                 Condensed Consolidated Balance Sheets
                        (dollars in thousands)

                                                   Sept. 30,  Dec. 31,
                                                     2005      2004
                                                   --------  --------
                                                 (Unaudited) (Audited)
                                ASSETS

Current assets:
 Cash and cash equivalents                          $26,803   $23,276
 Accounts receivable, less allowance
  for doubtful accounts                              29,803    28,893
 Inventories                                          6,647     6,068
 Prepaid expenses and other current assets            9,670     7,246
                                                   --------  --------
   Total current assets                              72,923    65,483
Property and equipment, net of
 accumulated depreciation                            69,079    67,793
Goodwill                                            266,953   215,533
Other intangible assets, net                            725       950
Investments in and advances to affiliates            14,319    12,927
Other assets                                         13,660     3,075
                                                   --------  --------
Total assets                                       $437,659  $365,761
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                    $4,576    $5,237
 Accrued payroll and benefits                         8,174     7,985
 Other accrued expenses                               7,554     9,186
 Current maturities of long-term debt                 1,187     1,620
                                                   --------  --------
   Total current liabilities                         21,491    24,028
Long-term debt, less current maturities             108,810    69,747
Other liabilities                                    26,084    10,350
Minority interests                                   28,512    23,638
Total stockholders' equity                          252,762   237,998
                                                   --------  --------
Total liabilities and stockholders' equity         $437,659  $365,761
                                                   ========  ========


                             SYMBION, INC.
                      Supplemental Operating Data
      (dollars in thousands, except per case and per share data)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------  ------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  --------
Same store statistics (1):
Cases                            48,146    47,345   147,831   141,505
Cases percentage growth             1.7%      N/A       4.5%      N/A
Net patient service
 revenue per case                $1,137    $1,113    $1,129    $1,115
Net patient service revenue
 per case percentage growth         2.2%      N/A       1.3%      N/A
Number of same store
 surgery centers                     35       N/A         35       N/A

Consolidated Statistics:
Cases                            52,643    43,152   155,469   129,323
Cases percentage growth           22.0%       N/A      20.2%      N/A
Net patient service
 revenue per case                $1,202    $1,121    $1,183    $1,130
Net patient service revenue
 per case percentage growth         7.2%      N/A       4.7%      N/A
Number of surgery centers
 operated as of end of
 period (2)                          59        51        59        51
Number of states in which
 the Company operates
 surgery centers                     22        20        22        20

Revenues:
Net patient service revenues    $63,263   $48,354  $183,929  $146,095
Physician service revenues        1,091     1,020     3,235     3,020
Other service revenues            2,068     2,657     6,090     7,590
                               --------  --------  --------  --------
Total revenues                  $66,422   $52,031  $193,254  $156,705
                               ========  ========  ========  ========

Cash flow information:
Net cash provided by
 operating activities           $11,352    $6,709   $27,150   $18,633
Net cash used in
 investing activities           (49,115)  (15,501)  (61,827)  (57,310)
Net cash provided by
 financing activities            39,555     5,786    38,204    38,850

Other information:
EBITDA less minority
 interests (3)                  $11,568    $8,980   $34,808   $27,782

(1) For purposes of this release, the Company defines same store facilities as those centers that the Company owned an interest in and managed throughout both of the respective periods shown. Same store facilities include centers that the Company does not consolidate for financial reporting purposes.

(2) The data for 2005 and 2004 includes nine surgery centers that the Company managed but in which it did not have an ownership interest.

(3) When the term "EBITDA" is used, it refers to operating income plus depreciation and amortization. "EBITDA less minority interests" represents the Company's portion of EBITDA, after subtracting the interests of third parties that own interests in surgery centers that the Company consolidates for financial reporting purposes. The Company's operating strategy involves sharing ownership of its surgery centers with physicians, physician groups and hospitals, and these third parties own an interest in all but one of the Company's centers. The Company believes that it is preferable to present EBITDA less minority interests because it excludes the portion of EBITDA attributable to these third-party interests and clarifies for investors the Company's portion of EBITDA generated by its surgery centers and other operations.

     The Company uses EBITDA and EBITDA less minority interests as measures of liquidity. The Company has included them because it believes that they provide investors with additional information about the Company's ability to incur and service debt and make capital expenditures. The Company also uses EBITDA, with some variation in the calculation, to determine compliance with some of the covenants under the Company's senior credit facility, as well as to determine the interest rate and commitment fee payable under the senior credit facility. EBITDA and EBITDA less minority interests are not measurements of financial performance or liquidity under generally accepted accounting principles. They should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from EBITDA and EBITDA less minority interests are significant components in understanding and evaluating financial performance and liquidity. The Company's calculation of EBITDA and EBITDA less minority interests may not be comparable to similarly titled measures reported by other companies.

     The following table reconciles EBITDA and EBITDA less minority interests to net cash provided by operating activities:

                               Three Months Ended   Nine Months Ended
     (in thousands)               September 30,       September 30,
                               ------------------  ------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  --------
     EBITDA                     $18,021   $12,226   $53,093   $37,986
      Minority interests in
       income of consolidated
       subsidiaries              (6,453)   (3,246)  (18,285)  (10,204)
                               --------  --------  --------  --------
     EBITDA less minority
      interests                  11,568     8,980    34,808    27,782
       Depreciation and
        amortization             (3,359)   (2,846)   (9,619)   (8,304)
      Interest expense, net      (1,408)     (718)   (3,322)   (3,991)
      Income taxes               (2,619)   (2,084)   (8,419)   (5,961)
                               --------  --------  --------  --------
      Net income                  4,182     3,332    13,448     9,526
      Depreciation and
      amortization                3,359     2,846     9,619     8,304
      Impairment and loss on
       disposal of long-lived
       assets                       664        --     1,520        16
      Gain on sale of
       long-lived assets           (758)       --    (1,785)     (157)
      Minority interests in
       income of consolidated
       subsidiaries               6,453     3,246    18,285    10,204
      Income taxes                2,619     2,084     8,419     5,961
      Distributions to
       minority partners         (5,689)   (3,073)  (15,645)   (9,982)
      Income on equity
       investments                 (233)     (374)     (842)     (861)
      Provision for
       doubtful accounts          1,378       995     3,160     2,524
      Changes in operating
       assets and liabilities,
       net of effects of
       acquisitions and
       dispositions:
        Accounts receivable       1,029      (139)   (1,106)   (1,241)
        Other assets
         and liabilities         (1,652)   (2,208)   (7,923)   (5,661)
                               --------  --------  --------  --------
     Net cash provided by
      operating activities      $11,352    $6,709   $27,150   $18,633
                               ========  ========  ========  ========



    CONTACT: Symbion Inc., Nashville
             Kenneth C. Mitchell, 615-234-5904